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                                                                   Exhibit 10.39


                          EMPLOYMENT SECURITY AGREEMENT


      THIS EMPLOYMENT SECURITY AGREEMENT ("Agreement") is entered into this 24th day of January, 2002 ("Effective Date"), between PLATO LEARNING, INC., a Delaware Corporation (the "Company"), and ((FirstName)) ((LastName)) (the "Executive"), the Company's ((Title)). This Agreement hereby rescinds the previous Employment Security Agreement entered into by the above-mentioned two parties on January 30, 2001.

                                WITNESSETH THAT:

      WHEREAS, Executive currently serves as a key employee of the Company and the Company has determined that it is in the best interests of the Company and its stockholders to secure the services of the Executive and to ensure the Executive's continued dedication and objectivity in the event of any negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company (as defined below), without concern as to whether the Executive might be hindered or distracted by personal uncertainties or risks created by such possible Change in Control; and

      WHEREAS, the Company desires to encourage the Executive's full attention and dedication to the Company, and this Agreement is intended for that purpose.

      NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1. Retention Bonus. (a) As compensation for services rendered to the Company, the Company shall pay to Executive (or Executive's beneficiary or estate), a lump sum cash amount equal to Executive's Annual Compensation (as defined below), which shall be known as "Retention Bonus". The Retention Bonus shall be payable only after a Change in Control, and no later than the earliest to occur of (i) the date that is thirty days after the date of the Change in Control so long as the Executive is employed by the Company (or the person who assumes this Agreement) on the date of the Change in Control, and (ii) the date of the Change in Control, if the Executive's employment is terminated prior to the Change in Control by the Company without Good Cause (as defined below) or by the Executive for Good Reason (as defined below) at a time when the Company is a party to a letter of intent that contemplates effecting, or a binding written agreement (subject to customary closing conditions) to effect, a transaction contemplating a Change in Control.

2. Payments and Benefits Upon a Change in Control. If within twelve (12) months after a Change in Control or during the Period Pending a Change in Control (as defined below), (i) the Company shall terminate Executive's employment with the Company without Good Cause or (ii) Executive shall voluntarily terminate such employment with Good Reason, the Company shall, within 30 days of Executive's Employment Termination (as

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      defined below), make the payments and provide the benefits described below, in lieu of any other severance payments:

      (a) Cash Payment. The Company shall continue Executive's current Annual Compensation for a period of((Term))months through regular payroll payments.

      (b) Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Executive's Employment Termination and ending on the earlier of (i)((Term)) months following Executive's Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Executive shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called "COBRA coverage") in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence.

      (c) Stock Incentive Plans. All stock options granted under any Company or TRO Learning, Inc. (the Company's predecessor) stock incentive or stock option plan (collectively referred to as the "SIPs"), will immediately become fully vested and exercisable upon the Change in Control. All restricted stock granted under the SIPs will immediately be fully vested and distributed to Executive upon the Change in Control.

      (d) Salary to Date of Employment Termination. The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive's Employment Termination and a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.

3.    Definitions.  For purposes of this Agreement:

      (a) "Good Cause" shall mean: (i) Executive's conviction of any criminal violation involving dishonesty, fraud, or breach of trust; (ii) Executive's willful engagement in any misconduct in the performance of Executive's duty that materially injures the Company; or (iii) Executive's willful and substantial nonperformance of assigned duties, provided that such nonperformance has

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            continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Executive's employment because of such nonperformance.

      (b) "Good Reason" shall exist if, without Executive's express written consent:

            (i) The Company shall materially reduce the nature, scope, level or extent of Executive's responsibilities from the nature, scope, level or extent of such responsibilities prior to the Change in Control, or shall fail to provide Executive with adequate office facilities and support services to perform such responsibilities;

            (ii) The Company shall reduce Executive's salary below that in effect as of the date of this Agreement (or as of the Change in Control, if greater);

            (iii) The Company shall require Executive to relocate Executive's principal business office or his principal place of residence outside the Minneapolis/St. Paul, Minnesota, Standard Metropolitan Statistical Area (the "Geographical Employment Area"), or assign to Executive duties that would reasonably require such relocation; or

            (iv) The Company shall fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement (or as of the Change in Control, if greater).

      (c)   "Change in Control" shall be deemed to occur on the earliest of:

            (i) The acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of
                  Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (A) the then outstanding share of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (C) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities),

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                  (D) any acquisition by the Company, (E) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (F) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company if, immediately after such reorganization, merger or consolidation, each of the conditions described in clause (A),
                  (B) and (C) of paragraph (c) below shall be satisfied; and provided further that, for purposes of Clause (D), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Company Common Stock or 50% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional share of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

            (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

            (iii) approval of the stockholders of the Company or a
                  reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (A) more than 60% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or


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                  consolidation, of the Outstanding Company Stock and the
                  Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be, beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of such corporation or 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation; or

            (iv) approval by the stockholders of the Company of (A) a plan of complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the company other than to a corporation with respect to which, immediately after such sale or other disposition,
                  (C) more than 60% of the then outstanding shares of common stock thereof and more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (D) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be, beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock thereof or 50% or more of the combined voting power of the then outstanding securities thereof entitled

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                  to vote generally in the election of directors and (E) at
                  least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

      (d) "Annual Compensation" shall mean Executive's base annual salary in effect on the date of: (i) this Agreement; (ii) the Change in Control; or (iii) Executive's Employment Termination, whichever is greater.

      (e) "Employment Termination" shall mean the effective date of: (i) Executive's voluntary termination of employment with the Company with Good Reason; or (ii) the termination of Executive's employment by the Company without Good Cause.

      (f) "Welfare Benefit Plan" shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Executive was participating at the time of the Change in Control.

      (g) "Period Pending a Change in Control" shall mean the period after the approval by the Company's stockholders and prior to the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the voting stock.

4. Mitigation and Set-Off. Executive shall not be required to mitigate Executive's damages by seeking other employment or otherwise. The Company's obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive's Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought such other employment. Executive's entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive's obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

5. Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in the event Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.



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6.    Assignment Successors.  This Agreement may not be assigned by the
      Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive's life, and upon Executive's death will inure to the benefit of Executive's heirs, legatees and legal representatives of Executive's estate.

7. Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The parties both agree to submit to jurisdiction and venue in the Courts of Hennepin County, Minnesota.

8. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

9. Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Executive. This Agreement terminates on January 24, 2004, provided that, if a change in control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Board.

10. Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Executive in accordance with the terms of this Agreement.

11. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12. Certain Reductions of Payments by the Company. If it is determined by the independent auditor (the "Auditor") jointly selected by Executive and the Company and paid by the Company that the payments under this Agreement are or will become subject to any excise taxes, then it shall determine if the payment of excise taxes in addition to any federal, state, local or other income, excise or other taxes ("Other Taxes") payable by

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      Executive with respect to the payments under this Agreement will cause
      Executive to pay an amount of excise and Other Taxes such that the net payment Executive will receive after payment of all excise and Other Taxes on payments under this Agreement is less than if the payment he would receive was reduced to the maximum amount payable without imposition of any excise taxes ("Economic Detriment"). If the Auditor determines that the Executive will incur an Economic Detriment as a result of the receipt of the full payment, the payment made to Executive under this Agreement will be reduced to the maximum possible amount that can be paid to Executive without him incurring any Economic Detriment. The Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its subsidiaries.

      IN WITNESS WHEREOF, the parties hereto, on the day and year first written above, pursuant to a duly authorized resolution of the Board of Directors of the Company, have executed this Agreement, which represents an amendment to and/or pre-termination renewal of a predecessor Agreement dated January 30, 2001, between the Executive and the Company.



PLATO LEARNING, INC.


By:
   ---------------------------------      ------------------------------------
   John Murray                             ((FirstName))((LastName))
Its:  PRESIDENT AND                        EXECUTIVE
     CHIEF EXECUTIVE OFFICER



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                                    EXECUTIVE
                         EMPLOYMENT SECURITY AGREEMENTS

TWO YEAR EMPLOYMENT SECURITY AGREEMENTS DATED JANUARY 24, 2002 (EXCEPT MELSEN'S DATED FEBRUARY 4, 2002):

                              Annual           Retention          Severance
Name                          Compensation       Bonus**          Payments*         Term
----------------------------------------------------------------------------------------------
Murray, John                 $  270,000        $  270,000        $  540,000        24 months

Buske, John M                $  200,000        $  200,000        $  300,000        18 months

Foshay, Wellesley R          $  160,000        $  160,000        $  160,000        12 months

Hanna, Nancy L               $  140,000        $  140,000        $  140,000        12 months

Kilgarriff, Robert M         $  180,000        $  180,000        $  270,000        18 months

LePage, David H              $  160,000        $  160,000        $  160,000        12 months

Melsen, Gregory J            $  170,000        $  170,000        $  255,000        18 months

Preese, Frank                $  155,000        $  155,000        $  155,000        12 months

Reynolds, Michael J          $  135,000        $  135,000        $  135,000        12 months

Riesterer, James S           $  150,000        $  150,000        $  150,000        12 months

Super, John C                $  150,000        $  150,000        $  150,000        12 months

Schuster, Steven R           $  119,600              None        $   59,800        6 months

Murphy, Mary Jo              $  115,700              None        $   57,850        6 months

      TOTALS:                $2,105,300        $1,870,000        $2,532,650
                             ==========        ==========        ==========

* If within twelve months after a Change in Control or during the Period Pending a Change in Control (i) the Company terminates Executive's employment with the Company without Good Cause or (ii) Executive shall voluntarily terminate employment with Good Reason, the Company shall, within 30 days of Executive's Employment Termination, make the payments and provide other benefits (outlined in Agreement), in lieu of any other severance payments.

** Lump sum cash payment payable only after a Change in Control and no later than the earliest to occur of (i) the date that is thirty days after the date of the Change in Control so long as the Executive is employed by the Company on the date of the Change, and (ii) the date of the Change in Control, if the Executive's employment is terminated prior to the Change in Control by the Company without Good Cause or by the Executive for Good Reason at a time when the Company is a party to a letter of intent that contemplates effecting, or a binding written agreement to effect, a transaction contemplating a Change in Control.